Exhibit 10.6

The Collaboration Agreement

Between

AngkasaX Innovation Sdn. Bhd.

And

Cangyu Space-Based Information and

Communication Technology (Beijing)

Company Limited

2nd July 2024

AngkasaX Innovation Sdn. Bhd. (hereinafter referred to as "Angkasa-X") and Cangyu Space-Based Information and Communication Technology (Beijing) Company Limited (hereinafter referred to as "Cangyu Space") are committed to leveraging their respective advantages in technology, market, and resource accumulation to establish collaboration for sustainable development on the basis of equality and mutual benefit (hereinafter referred to as the "Collaboration").

Angkasa-X and Cangyu Space (individually referred to as "Party", collectively referred to as the "Parties") have reached the following Collaboration Agreement (hereinafter referred to as the "Agreement") through friendly consultation:

I. Profiles of the Parties

Angkasa-X

As a leading space company in the ASEAN region with independent research and development, IP creation, technology & component sourcing, assembly-integration-testing, launching and maintenance capabilities for Low-Earth-Orbit (LEO) satellites. The company plans to build A-SEANLINK LEO Satellite Constellation composed of five hundred LEO satellites, and provide ASEAN countries and equatorial regions with internet access, global positioning, tracking, Internet of Things and other services. The company is committed to improving the living standards of humankind in the rural areas of ASEAN.

Cangyu Space

As the first commercial space company in China specializing in the design and operation of space-based information transmission systems in high and medium orbits, Cangyu Space plans to build a global space-based information transmission system with four GEO satellites, six MEO satellites and three IGSO satellites, providing space-based measurement, operation control, data transmission and information interconnection services for global users (e.g. low-orbit satellites, rocket launches, manned spaceflights, unmanned aerial vehicles, ground communication, Internet of Things, etc.). The design and demonstration of the system scheme has completed, and the reserve of frequency and orbital resources has been secured. The first geostationary orbit satellite (positioned over the equator at 144.6 ° E) is scheduled to be launched in September 2025， with the ability to provide operational services for global users.

II. Principles of Collaboration

1. Honesty, Trustworthiness, and Compliance with Laws and Regulations

The Collaboration between the Parties is conducted within the framework of *The Agreement between the Government of the People's Republic of China and the Government of Malaysia on Space Cooperation and Peaceful Uses of Outer Space,* and complies with the existing laws, administrative regulations, state policies, and relevant industrial rules and regulations of China and Malaysia.

2. Equality, Mutual Trust and Win-Win Collaboration

The Collaboration between the Parties is based on the principles of "combination of strengths, complementation of advantages, sharing of resources and win-win collaboration".

III. Contents of Collaboration

1. Establishing a Shared Constellation Scheme for the ASEAN Region

Both Parties will jointly design a remote sensing satellite constellation based on the demand of mineral monitoring and automatic identification system (AIS) data transmission in the ASEAN region, as well as the low-orbit satellite frequency and orbit resources of the Parties. Cangyu Space will integrate China's mature supply chain system to provide Angkasa-X with integrated services such as remote sensing satellite design, manufacturing and launch, which will be incorporated into Angkasa-X's A-SEANSAT Constellation System. At the same time, with the support of the Cangyu Space-Based Information Transmission System, the low-orbit remote sensing satellites owned by Cangyu Space and Angkasa-X will be integrated with other commercial remote sensing satellites to form a shared constellation, which will provide real-time satellite remote sensing data services with a time resolution of up to the minute level for users in the ASEAN region, and fulfill the needs of environmental monitoring, agricultural production, emergency relief and so on.

2. Establishing a Satellite Remote Sensing Data Trading Platform for the ASEAN Region

Based on market demand insights in the ASEAN region, as well as Cangyu Space's rich resources of its space-based information transmission system and remote sensing data, both Parties will jointly build a real-time satellite remote sensing data trading platform for the ASEAN region. Angkasa-X will assist Cangyu Space in building satellite ground stations in ASEAN for the delivery of remote sensing data in the region. Both Parties will jointly operate a satellite data sharing platform to provide a high timeliness data service by utilizing shared constellation resources through the Cangyu Space-based Information Transmission System.

3. Jointly Establishing a Space Talent Training Platform

Cangyu Space will develop space talent training programs and related courses. Under the guidance of the experts from Cangyu Space, students that participate will have the opportunity to learn and experience the entire process of designing, developing, launching and in-orbit operation of the LEO CubeSat. The in-orbit CubeSat is used as a core element of space science education, providing space enthusiasts with operational experiences such as in-orbit testing and in-orbit maneuvering.

To ensure the smooth implementation of the above-mentioned collaboration projects, both Parties will first carry out joint development of low-orbit satellites based on market demand insights, including one SAR payload remote sensing satellite, one optical payload remote sensing satellite and one CubeSat (The specifications of SAR payload remote sensing satellite and optical payload remote sensing satellite are attached). At the same time, both Parties will jointly conduct the research and development of cost effective, low-power, and lightweight low-orbit satellite user relay terminals as well as carrying experiments.

IV. Collaboration Mechanism

1. A scheduled meeting with prior appointment, with the participation of the top management from both Parties shall be established to study and solve major issues that arise in the Collaboration process, and ensure full implementation of this Agreement and the contracts for the

specific collaboration projects.

2. Both Parties shall establish joint working groups for individual collaboration projects, which are responsible for formulating collaboration plans and implementation schemes, and organizing and advancing specific implementation.

V. Intellectual Property Rights and Confidentiality

1. Intellectual Property Rights

The Collaboration between the Parties shall not change the ownership of the original intellectual property rights. Any intellectual property jointly developed during the Collaboration period shall be co-owned by both Parties. The intellectual property rights of any independently developed technologies and products by either Party during the Collaboration period belong to the developing Party. For a period of three (3) years after the expiration or termination of this Agreement, both Parties shall remain obliged to comply with this Agreement not to transfer for commercial purposes or not to use in any other way the documentation, data and related information concerning the technologies and products of the other Party.

2. Confidentiality

Both Parties undertake to strictly observe the confidential information pertaining to the purpose of this Agreement. Except for (i) the information that has been made public or disclosed by each Party before the effective date of this Agreement; (ii) the information that must be disclosed according to the requirements of laws, regulations or administrative/judicial authorities; (iii) the information that is explicitly approved for release by prior written authorization; (iv) the information which was lawfully obtained by one Party without breach of this Agreement and otherwise not in violation of the other Party; or (v) the information which was independently developed by one Party without reference to the confidential information disclosed to it pursuant hereto, either Party is obliged to keep confidential, and without the permission of the other Party, shall not disclose to a third party the other Party's organizational background, technical data, product specifications, trade secrets, know-how, ideas and concepts, financial matters, records and budgets, business, marketing, development, sales and other commercial strategies, clients' information, product transaction prices or any other non-public information that it has access to(regardless of whether the existence of the aforesaid content in the form of paper, electronic or verbal) . This confidentiality clause shall be legally binding throughout the validity period and survive three (3) years after the expiration or termination of this Agreement.

VI. Force Majeure

1. Neither Party shall be liable for any failure or delay in performing their obligations under this Agreement where such failure or delay results from any cause that is beyond the reasonable control of that Party. Such causes include, but are not limited to acts of God, natural disasters, war, terrorism, strikes, pandemics, government actions, or any other unforeseeable events.

2. Upon the occurrence of an event of Force Majeure, the affected Party shall notify the other Party immediately, detailing the circumstances. The obligations under this Agreement shall be

suspended for the duration of the Force Majeure event.

VII. Effectiveness, Variation and Termination of the Agreement

1. This Agreement shall take effect upon the date of the last signature by the authorized representatives of both Parties.

2. This Agreement constitutes the principal arrangement and illustrates the framework for the overall Collaboration between the Parties. Subsequently, individual contracts for the specific collaboration projects should be separately signed between the Parties or their respective subsidiaries/branches/affiliates, specifying their rights and obligations. Should there be any inconsistencies, the individual contracts of the specific collaboration projects shall prevail over this Agreement.

3. During the implementation process, both Parties shall sign follow-up agreements and other legal documents based on specific collaboration arrangements to further clarify their rights and obligations in the specific collaboration projects.

4. After the signing of this Agreement, changes in equity or adjustments in corporate governance structure in either Party shall not impact substantially on the effectiveness and subsequent execution of this Agreement.

5. This Agreement may be amended by mutual consent of the Parties in writing at any time at the request of either party.

6. Either Party may terminate this Agreement by giving three (3) months written notice to the other Party.

7. Either party may terminate this Agreement if an event of Force Majeure continues for more than three (3) months. The Parties may choose to consult mutually after the three (3) month period to decide whether to continue or terminate this Agreement.

VIII. Other Matters

1. This Agreement shall be valid for five (5) years from the date of signing by both Parties. Prior to the expiration of the validity period, a new collaboration agreement shall be signed between the Parties through friendly consultation on the subsequent collaboration.

2. Both Parties are independent principals in all relationships and actions under and contemplated by this Agreement. This Agreement will not be construed to create any employment, joint venture, franchise, or agency relationship between the Parties or to authorize either party to enter into any commitment or agreement binding on the other party, and each party covenants and agrees that it will never contend to the contrary.

3. All notices and communications must be in writing and are deemed given if delivered personally, by registered post, fax, or email to the recipient's address. Either Party may change its address for notices by notifying the other Party.

4. This Agreement is made in six copies in both Chinese and English (twelve (12) copies in total), in which the English version shall prevail in the event of any discrepancies between the two versions. Both Parties shall hold three (3) copies of the Chinese and English versions, respectively (six (6) copies in total).

(The remainder of this page is blank)

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(This is the signing page of the Agreement, without any text)

For and on behalf of Party A:

ANGKASAX INNOVATION SDN. BHD.

Signature (Seal):

Name: Dato' Dr. SEAH Kok Wah
Title: Executive Chairman
Date: 2nd July 2024

For and on behalf of Party B:

CANGYU SPACE-BASED INFORMATION AND COMMUNICATION TECHNOLOGY (BEIJING) COMPANY LIMITED

Signature (Seal):

Name: Mr. LIU Wei (刘巍)
Title: Founder and Chairman
Date: 2nd July 2024

Annex I：

Key Technical Specifications of SAR Payload

1. Orbital altitude: 500km
2. Orbital inclination: 96.64 ° (satellite platform)
3. Orbital eccentricity: 0 ° (satellite platform)
4. Attitude pointing accuracy: no more than 0.01 ° (three-axis 3 σ) (satellite platform)
5. Attitude determination accuracy: no more than 0.005 ° (three-axis 3 σ) (satellite platform)
6. Attitude stability: no more than 0.001 °/s (three-axis 3 σ) (satellite platform)
7. Side swing angle: ± 40 ° (satellite platform)
8. Speed measurement accuracy: 0.02m/s (1 σ) (satellite platform)
9. Orbit determination accuracy: 10m (1 σ) (satellite platform)
10. SAR Operating frequency: X Band
11. SAR Operating mode I: single channel sliding spotlight mode I
    Resolution: 0.5m x 0.5m
    Swath: 5km x 5km
12. SAR working mode II: Single channel sliding spotlight mode II
    Resolution: 1m x 1m
    Swath: 20km x 20km
13. SAR working mode III: single channel stripmap mode
    Resolution: 3m x 3m
    Swath: 30km
14. SAR working mode IV: multi-channel stripmap mode
    Resolution: 1.5m x 1.5m
    Swath: 25km
15. SAR working mode V: single channel TOPS mode
    Resolution: 12m x 12m
    Swath: 100km
16. Depression angle:+25 °~+45 °, -25 °~-45 °
17. NE σ^0: -20dB (excluding individual wave positions at the far end)
18. Range Ambiguity: -20dB (excluding individual wave positions at the far end)
19. Azimuth Ambiguity: -20dB (excluding individual wave positions at the far end)
20. Peak power: 8000W
21. Power consumption: not exceeding 4500W
22. Weight: not exceeding 115kg
23. Designed life: 3 years
24. Composition: phased array antenna unit + central electronic unit (excluding deployment mechanism)

Annex II：

Key Technical Specifications of Optical Payload

1. Orbital altitude: 500km
2. Orbital inclination: 96.64 ° (satellite platform)
3. Orbital eccentricity: 0 ° (satellite platform)
4. Attitude pointing accuracy: not more than 0.01 ° (three-axis 3 σ) (satellite platform)
5. Attitude determination accuracy: not more than 0.005 ° (three-axis 3 σ) (satellite platform)
6. Attitude stability: not more than 0.001 °/s (three-axis 3 σ) (satellite platform)
7. Side swing angle: ± 40 ° (satellite platform)
8. Speed measurement accuracy: 0.02m/s (1 σ) (satellite platform)
9. Orbit determination accuracy: 10m (1 σ) (satellite platform)
10. Ground resolution:
    Panchromatic: 4m@500km
    Multispectral: 8m@500km
11. Swath: ≥ 30km@500km
12. Imaging method: TDI linear array push scan
13. Spectral range:
    P：450~700nm
    B1：430~520nm
    B2：520~610nm
    B3：610~690nm
    B4：700~900nm
14. Focal length: 575mm
15. Aperture: 85mm
16. Field of view: not less than 4.54 °
17. Pixel size and quantity:
    Panchromatic: 4.6 x 4.6 μ m, 1 piece
    Multispectral: 9.2 x 9.2 μ m, 4 spectral bands x 1 piece
18. Digitalizing bit: 12 bits
19. Typical SNR: ≥ 35dB
20. Static MTF:
    Panchromatic:≥ 0.08
    Multispectral: ≥ 0.123
21. Imaging time: single track cumulative not exceeding 600s
22. Focusing mechanism stroke: -1mm~+1mm
23. Focusing resolution: ± 0.01mm
24. Designed life: 5 years